[LOGO]            Life Insurance Company                           200 Clarendon
                                                              John Hancock Place
                                                     Boston, Massachusetts 02117
                                                                [(800) 521-1234]

PARTICIPANT           John Doe            SUM INSURED AT ISSUE   $500,000

CERTIFICATE NUMBER    U1 00 000 000             DATE OF ISSUE    September 1,
                                                                  1996
        PLAN   Majestic VUL 98

              FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

The John Hancock Life Insurance Company ("the Company") agrees, subject to the conditions and provisions of this certificate, to pay the Death Benefit to the Beneficiary upon the death of the Participant if such death occurs while this certificate is in full force, and to provide the other benefits, rights, and privileges of this certificate. The Death Benefit (see Section 4) will be payable, subject to the "Deferral of Determinations and Payments" provision, on receipt at the Home Office of the Company of due proof of the Participant's death.

This certificate, which includes any Riders which are a part of this certificate on delivery, is issued in consideration of the application and payment of the Minimum Initial Premium as shown on page 3.

The Certificate Specifications and the conditions and provisions on this and the following pages are part of this certificate.

The amount or duration of the Death Benefit may be variable or fixed under specified conditions and may increase or decrease.

Signed for the Company at Boston, Massachusetts:

PRESIDENT                                                       SECRETARY

Variable Universal Life Insurance Certificate
Flexible Premiums
Death Benefit payable at death of Participant prior to the Maturity Date Not eligible for dividends
Benefits, premiums, and the Premium Class are shown in the Certificate Specifications.

To the extent any benefit, payment, or value under this certificate (including the Account Value) is based on the investment experience of a Separate Account, such benefit, payment, or value may increase or decrease in accordance with the investment experience of the Separate Account and is not guaranteed as to fixed dollar amount. See Sections 4, 6, and 7.

Right to Cancel--The Certificateholder may surrender this certificate by delivering or mailing it to the Company at Boston, Massachusetts (or to the agent or agency office through which it was delivered) within 45 days after the date of Part A of the application, or within 10 days after receipt by the Certificateholder of this certificate, or within 10 days after mailing by the Company of the Notice of Withdrawal Right, whichever is latest. Immediately on such delivery or mailing, this certificate shall be deemed void from the beginning. Any premium paid on this certificate will be refunded within 10 days after timely receipt from the Certificateholder of appropriate written notice (including the surrendered certificate, if it has been delivered) exercising the rights described above.

                       Certificate Provisions

          Section

      1.  Certificate Specifications
      2.  Table Of Rates
      3.  Definitions
      4.  Death Benefit
      5.  Payments
      6.  Grace Period
      7.  Account Value
      8.  Charges
      9.  Loans and Dividends
     10.  Surrenders and Withdrawals
     11.  Basis of Computations
     12.  Separate Account and Fixed Account
     13.  Allocation To Subaccounts
     14.  Investment Policy Change
     15.  Annual Report To Certificateholder
     16.  Reinstatement
     17.  Certificateholder and Beneficiary
     18.  Interest On Proceeds
     19.  Transfer of Assets to Fixed Account
     20.  Deferral Of Determinations And Payments
     21.  Claims Of Creditors
     22.  Assignment
     23.  Incontestability
     24.  Misstatements
     25.  Suicide Exclusion
     26.  The Contract
     27.  Settlement Provisions

-------------------------------------------------------------------------------
1.  CERTIFICATE SPECIFICATIONS
-------------------------------------------------------------------------------
       Participant    John Doe

         Issue Age    35

               Sex    Male

     Premium Class    Standard

                      Non-Smoker

 Certificateholder,   As designated in the application subject to Section 17 of
       Beneficiary    this certificate

Certificate Number    U1 00 000 000                       Plan   Majestic VUL 98

     Date of Issue    September 1, 1996             Sum Insured  $500,000

     Maturity Date    August 31, 2061


Death Benefit Option  Option A
            at Issue

                       Other Benefits and Specifications
                       ---------------------------------

                 Minimum Sum Insured      $250,000

Definition of Life Insurance Elected      Guideline Premium Test

                                   PREMIUMS
                                   --------

                  Planned Premium/1/      $5,485 per year for all  Years

                     Target Premium       $5,485 per year

            Minimum Initial Premium       $2,742.50


                   Billing Interval       Annual


THE GUARANTEED MINIMUM INTEREST RATE ON THE FIXED ACCOUNT IS 4.0%./2/

For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20.

/1/There is no correlation between Planned Premium and the Maturity Date, due to changes in such factors as investment experience, cost of insurance charges, changes in expense factors, reallocations among subaccounts, partial withdrawals, loans, and changes in death benefit options.

/2/We reserve the right to change the credited interest rate, but the credited rate will never be less than the Guaranteed Minimum Interest Rate shown above.

-------------------------------------------------------------------------------
1.  CERTIFICATE SPECIFICATIONS, continued
-------------------------------------------------------------------------------

                          CURRENT CERTIFICATE CHARGES
                          ---------------------------

Deductions from Premium Payments

         Sales Charge
                              Years         Up to Target         Excess
                                              Premium
                        ---------------------------------------------------
                               1                30%/1/             3.5%
                        ---------------------------------------------------
                             2-10               10%                3.5%
                        ---------------------------------------------------
                               11+               4%                3.5%
                        ---------------------------------------------------

/1/ If premium received in the first Certificate Year is less than the Target Premium, then premium received in the second Certificate Year will be treated as if it had been received in the first Certificate Year, until total cumulative premiums received exceed the Target Premium.

           State Premium Tax    2.35% of Payments

             Federal DAC Tax    1.25% of Payments

   Premium Processing Charge    1.25% of Payments

   Enhanced Cash Value Rider    2% of the premium paid in the first Certificate
                                Year only, up to the
                      Charge    Target Premium

Monthly Deductions from Account Value/2/

       Administrative Charge    $5.00 for all Certificate Years

                Issue Charge    $.10 per $1000 of Sum Insured at Issue deducted
                                for the first 10 Certificate Years, not to be less than $5.00 nor more than $200. 00

    Cost of Insurance Charge    Determined in accordance with Section 8, and
                                deducted for all Certificate Years

Deductions from Separate Account/2/

  Mortality and Expense Risk    .20% of Account Value (deducted daily at a rate
                      Charge    of .000547%) for all Certificate Years

/2/We reserve the right to change the amount or percentage of any of these charges, but no charge will exceed the amount or percentage shown in the Table of Maximum Certificate Charges on page 3B.

3A

-------------------------------------------------------------------------------
1.  CERTIFICATE SPECIFICATIONS, continued
-------------------------------------------------------------------------------

                          MAXIMUM CERTIFICATE CHARGES
                          ---------------------------

Deductions from Premium Payments

            Sales Charge
                              Years         Up to Target         Excess
                                              Premium
                        ---------------------------------------------------
                                 1             30%/1/              3.5%
                        ---------------------------------------------------
                               2-10            10%                 3.5%
                        ---------------------------------------------------
                                 11+            4%                 3.5%
                        ---------------------------------------------------

/1/ If premium received in the first Certificate Year is less than the Target Premium, then premium received in the second Certificate Year will be treated as if it had been received in the first Certificate Year, until total cumulative premiums received exceed the Target Premium.

           State Premium Tax    2.35% of Payments

             Federal DAC Tax    1.25% of Payments

   Premium Processing Charge    1.25% of Payments

   Enhanced Cash Value Rider    2% of premium paid in the first Certificate Year
                      Charge    only, up to the Target Premium

Monthly Deductions from Account Value

       Administrative Charge    $10.00 for all Certificate Years

                Issue Charge    $.10 per $1000 of Sum Insured at Issue deducted
                                for the first 10 Certificate Years, not to be less than $5.00 nor more than $200.00

    Cost of Insurance Charge    Determined in accordance with Section 8, and
                                deducted for all Certificate Years; Maximum
                                Monthly Rates are shown in Section 2

Deductions from Separate Account

  Mortality and Expense Risk    .60% of Account Value (deducted daily at a rate
                      Charge    of .001639%) for all Certificate Years


3B

-------------------------------------------------------------------------------
1.  CERTIFICATE SPECIFICATIONS, continued
-------------------------------------------------------------------------------


    Participant   John Doe                             Plan   Majestic VUL 98

                                          Certificate Number  U1 00 000 000

                                         Rider Date of Issue  September 1, 1996


                               Rider Information
-------------------------------------------------------------------------------
       Type                                               Description
-------------------------------------------------------------------------------
Enhanced Cash Value Rider             Additional cash value available upon
                                      surrender during the first 9 Certificate
                                      Years, equal to the following percentages of the annual Target Premium at issue:

                                      Certificate Year         ECV Percentage

                                            1                     40%

                                            2                     55%

                                            3                     65%

                                            4                     70%

                                            5                     70%

                                            6                     60%

                                            7                     50%

                                            8                     40%

                                            9                     20%

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

3C

--------------------------------------------------------------------------------
1.  CERTIFICATE SPECIFICATIONS, continued
--------------------------------------------------------------------------------

TABLE OF VALUES(SEE SECTION 11)                     Plan  Majestic VUL 98


                                           Sum Insured   $500,000

Certificate Number U1 00 000 000                Issue Age 35


  END OF
  ------
CERTIFICATE                CERTIFICATE            PAID-UP         EXTENDED TERM INSURANCE
-----------                -----------           ---------        -----------------------
   YEAR                    CASH VALUE            INSURANCE         YEARS          MONTHS
   ----                    ----------            ---------         -----          ------
     1                       4,241.00             7,868.00           1               3
     -                       --------             --------           -               -
     2                       8,392.00            19,987.00           3               2
     -                       --------            ---------           -               -
     3                      12,331.00            31,542.00           4              10
     -                      ---------            ---------           -              --
     4                      16,051.00            42,531.00           6               4
     -                      ---------            ---------           -               -
     5                      19,541.00            52,942.00           7              10
     -                      ---------            ---------           -              --
     6                      22,519.00            62,777.00           9               0
     -                      ---------            ---------           -               -
     7                      25,517.00            72,017.00          10               0
     -                      ---------            ---------          --               -
     8                      28,536.00            80,701.00          10              10
     -                      ---------            ---------          --              --
     9                      31,010.00            88,809.00          11               5
     -                      ---------            ---------          --               -
    10                      33,485.00            96,365.00          11              10
    --                      ---------            ---------          --              --
    11                      37,757.00           105,356.00          12               3
    --                      ---------           ----------          --               -
    12                      42,047.00           113,791.00          12               6
    --                      ---------           ----------          --               -
    13                      46,344.00           121,673.00          12               8
    --                      ---------           ----------          --              --
    14                      50,643.00           129,020.00          12              10
    --                      ---------           ----------          --              --
    15                      54,926.00           135,820.00          12              10
    --                      ---------           ----------          --              --
    16                      59,181.00           142,081.00          12               9
    --                      ---------           ----------          --               -
    17                      63,372.00           147,762.00          12               7
    --                      ---------           ----------          --               -
    18                      67,468.00           152,841.00          12               5
    --                      ---------           ----------          --               -
    19                      71,432.00           157,286.00          12               2
    --                      ---------           ----------          --               -
    20                      75,219.00           161,055.00          11              11
    --                      ---------           ----------          --              --
 25 AGE 60                  90,379.00           169,363.00           9              10
 ---------                  ---------           ----------           -              --
 27 AGE 62                  93,859.00           167,235.00           8              10
 ---------                  ---------           ----------           -              --
 30 AGE 65                  94,154.00           156,140.00           7               0
 ---------                  ---------           ----------           -               -


THE VALUES ABOVE ASSUME:
------------------------
1.  THE INVESTMENT ALLOCATION IS 100% INTO THE FIXED ACCOUNT;
-------------------------------------------------------------
2.  PLANNED PREMIUMS BEING PAID AS SCHEDULED;
---------------------------------------------
3.  GUARANTEED INTEREST AND MAXIMUM CHARGES APPLY; AND
------------------------------------------------------
4.  NO LOANS AND WITHDRAWALS HAVE BEEN TAKEN.
---------------------------------------------
VALUES FOR YEARS NOT SHOWN WILL BE FURNISHED UPON REQUEST.
----------------------------------------------------------

   3D                                                                   V3D98VNY

--------------------------------------------------------------------------------
2.  TABLE OF RATES
--------------------------------------------------------------------------------

A.  RATE TABLE

                       Maximum Monthly
                     Rates per $1,000 of        Required Additional Death
    Age/1/           Net Amount at Risk/2/           Benefit Factor
--------------------------------------------------------------------------------
     35                    0.1760                        2.50
     36                    0.1869                        2.50
     37                    0.2002                        2.50
     38                    0.2153                        2.50
     39                    0.2328                        2.50
     40                    0.2520                        2.50
     41                    0.2746                        2.43
     42                    0.2972                        2.36
     43                    0.3231                        2.29
     44                    0.3498                        2.22
     45                    0.3800                        2.15
     46                    0.4109                        2.09
     47                    0.4444                        2.03
     48                    0.4796                        1.97
     49                    0.5190                        1.91
     50                    0.5609                        1.85
     51                    0.6104                        1.78
     52                    0.6658                        1.71
     53                    0.7287                        1.64
     54                    0.8002                        1.57
     55                    0.8767                        1.50
     56                    0.9601                        1.46
     57                    1.0468                        1.42
     58                    1.1396                        1.38
     59                    1.2392                        1.34
     60                    1.3500                        1.30
     61                    1.4736                        1.28
     62                    1.6134                        1.26
     63                    1.7722                        1.24
     64                    1.9491                        1.22
     65                    2.1434                        1.20
     66                    2.3510                        1.19
     67                    2.5728                        1.18
     68                    2.8088                        1.17
     69                    3.0653                        1.16
     70                    3.3537                        1.15
     71                    3.6820                        1.13
     72                    4.0603                        1.11
     73                    4.4962                        1.09
     74                    4.9835                        1.07
     75                    5.5133                        1.05

/1/ On a certificate anniversary, "age" means the age of the Participant at his or her birthday nearest that date. That "age" will apply until the next anniversary.

/2/ Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table. We have the right to change the Monthly Rates per $1000 of Net Amount at Risk imposed, never to exceed the Maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.

   4                                                                    V0498VNY

--------------------------------------------------------------------------------
2.  TABLE OF RATES, continued
--------------------------------------------------------------------------------

A.  RATE TABLE (cont'd.)

                   Maximum Monthly
               Rates per $1,000 of Net            Required Additional
    Age/1/         Amount at Risk/2/              Death Benefit Factor
--------------------------------------------------------------------------
      76                6.0765                            1.05
      77                6.6657                            1.05
      78                7.2759                            1.05
      79                7.9239                            1.05
      80                8.6352                            1.05
      81                9.4308                            1.05
      82               10.3390                            1.05
      83               11.3735                            1.05
      84               12.5138                            1.05
      85               13.7377                            1.05
      86               15.0218                            1.05
      87               16.3566                            1.05
      88               17.7380                            1.05
      89               19.1720                            1.05
      90               20.6777                            1.05
      91               22.2871                            1.04
      92               24.0635                            1.03
      93               26.1199                            1.02
      94               28.8130                            1.01
      95               32.8176                            1.00
      96               39.6429                            1.00
      97               53.0660                            1.00
      98               85.5269                            1.00
      99               165.3400                           1.00

/1/ On a certificate anniversary, "age" means the age of the Participant at his or her birthday nearest that date. That "age" will apply until the next anniversary.

/2/ Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table. We have the right to change the Monthly Rates per $1,000 of Net Amount at Risk imposed, never to exceed that maximums shown above. Such changes may require additional premium payments other than those illustrated and may result in Account Values being less than those illustrated.




  4A                                                                    V4A98VNY

--------------------------------------------------------------------------------
3. DEFINITIONS
--------------------------------------------------------------------------------
The term "Account Value" is as defined in Section 7.

The term "Age" means on any Certificate anniversary, the age of the person in question at his or her birthday nearest that date.

The term "Annual Processing Date" means every 12th Processing Date starting with the Processing Date next after the Date of Issue.

The term "Certificate Year" means (a) or (b) below whichever is applicable:

 (a) The first Certificate Year is the period beginning on the Date of Issue and ending on the Valuation Date immediately preceding the first Annual Processing Date;

 (b) Each subsequent Certificate Year is the period beginning on an Annual Processing Date and ending on the Valuation Date immediately preceding the next Annual Processing Date.

The term "Excess Premium" means that portion of the total Premiums received during any Certificate Year that exceeds the Target Premium.

The term "Fixed Account" means an account established by us which accumulates at rates which we will determine and declare from time to time, but which will not be less than 4%. The assets of a Fixed Account are invested in a segment of our General Account. The General Account consists of assets owned by us other than those in the Separate Account.

The term "Fund" means a series type mutual fund registered under the Investment Company Act of 1940 as an open-end diversified management investment company.

The term "in full force" means that this certificate has not lapsed in accordance with Section 6.

The term "indebtedness" means the unpaid balance of a certificate loan. As provided in Section 9, the certificate loan amount includes accrued interest.

The term "Maturity Date" refers to the certificate anniversary on or immediately following the date the Participant reaches age 100.

The "Minimum Initial Premium" is shown on page 3.

The term "Modal Processing Date" means the first Processing Date of each premium billing interval.

The term "Net Premium" is as defined in Section 5.

The term "Payment" means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

The "Planned Premium" means the amount the Certificateholder intends to pay, as indicated on the application, and is shown on Page 3.

The term "Portfolio" means each division, with a specific investment objective, of a Fund.

The term "Premium" is as defined in Section 5.

The term "Processing Date" means the first day of a certificate month. A certificate month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the certificate month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

The term "Separate Account", unmodified, means a separate investment account established by us pursuant to applicable law in which you are eligible to invest under this certificate.

The term "Subaccount" means a Variable Account or a Fixed Account.

The "Target Premium" is shown on Page 3.

   5                                                                    V0598VNY

The term "Valuation Date" means any date on which we are open for business, the New York Stock Exchange is open for trading, and on which the Fund values its Portfolio.

The term "Valuation Period" means the period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The term "Variable Account" means each division, with a specific investment objective, of a Separate Account. The assets of each Variable Account are invested solely in shares of the corresponding Portfolio of a Fund.

The terms "we", "us", and "our" refer only to the Company.

The term "written notice" means, unless otherwise stated, a written notice received at our Home Office in Boston, Massachusetts.

The terms "you" and "your" refer only to the Certificateholder of this certificate.

--------------------------------------------------------------------------------
4.  DEATH BENEFIT
--------------------------------------------------------------------------------

The Death Benefit will equal the death benefit of this certificate minus any indebtedness on the date of death. We will also deduct any unpaid charges under
Section 8. In addition, if the Participant dies during a grace period as described in Section 6, we will also deduct the amount of any unpaid shortfall described in that section.

The death benefit of this certificate depends in part on which of the following Options is in effect. The Option at Issue is selected in the application for this certificate.

  Option A: The death benefit is the Sum Insured, plus any Required Additional Death Benefit as described below.

  Option B: The death benefit is the Sum Insured plus the Account Value on the date of death of the Participant, plus any Required Additional Death Benefit as described below.

  Option M: The death benefit is the Sum Insured, plus any Optional Extra Death Benefit as described below. If the application indicates that calculation of the Optional Extra Death Benefit does not begin at the Date of Issue, the death benefit will be determined as described for Option A until the policy anniversary on which the Optional Extra Death Benefit calculation begins.

If you have elected the Guideline Premium Test (as shown in "Definition of Life Insurance Elected" in Section 1) and we determine that the Premiums paid and accepted by us would cause this certificate to be in violation of Section 7702 of the IRS Code or any successor provision, we reserve the right to add or increase the Sum Insured under this certificate, retroactively if necessary, so that at no time is the Death Benefit less than the lowest amount necessary to ensure or maintain qualification of this certificate as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this certificate to the contrary.

 . Required Additional Death Benefit For Options A and B (and for Option M if prior to calculation date)

Except as otherwise provided, if death benefit Option A or B has been selected, the death benefit of this certificate will be increased if necessary to ensure that this certificate will continue to qualify as life insurance under federal tax law. The amount of any such increase is the Required Additional Death Benefit.

With respect to Option A (and for Option M if prior to calculation date), the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the Sum Insured.

With respect to Option B, the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the sum of the Sum Insured and the Account Value.

The Total Required Death Benefit will equal (i) the Account Value multiplied by
(ii) the applicable Required Additional Death Benefit Factor shown in Section 2. If you have elected the Cash Value Accumulation Test (as shown in "Definition of Life Insurance Elected" in Section 1), we reserve the right to modify the Required Additional Death Benefit Factors, retroactively if necessary, to ensure or maintain qualification of this certificate as a life insurance contract for federal tax purposes, notwithstanding any other provisions of this certificate to the contrary.

A charge for any Required Additional Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined as described in the Cost of Insurance Charge subsection of Section 8.

 .  Optional Extra Death Benefit for Option M

If death benefit Option M has been selected, the death benefit of this certificate will be increased if necessary to ensure that the death benefit of this certificate is not less than the Option M Target Death Benefit. The amount of any increase is the Optional Extra Death Benefit.

The Optional Extra Death Benefit on any date will be equal to the amount, if any, by which the Option M Target Death Benefit as of such date, as defined below, exceeds the Sum Insured.

 .  Change of Death Benefit Option

You may change from Option B to Option A, Option M to Option A, or Option A to Option M. At the time of a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Sum Insured by the Account Value at the time the new Option takes effect. A change to Option M will require evidence of insurability satisfactory to us.

--------------------------------------------------------------------------------
5.  PAYMENTS
--------------------------------------------------------------------------------

Payments under this certificate shall be made only to us at our Home Office. A premium reminder notice for Planned Premiums, as shown in the application for this certificate, will be sent to you at the beginning of each payment interval.

When we receive a payment, we first deduct any amount specified as payment of accrued interest on loans then due under Section 9 and any amount specified as loan repayment. The remainder will constitute Premium. We then deduct all of the applicable charges listed under "Deductions from Premium Payments" in
Section 1. The remainder will constitute Net Premium.

If coverage under this certificate takes effect in accordance with the provisions of the application, the following will apply:

   (a) All amounts received prior to the Date of Issue will be processed as if received on the Date of Issue.

   (b) If a payment equal to the Minimum Initial Premium is not received prior to the Date of Issue, a portion of each payment subsequently received will be processed as if received on the Date of Issue. Each such portion will be equal to the (i) Minimum Initial Premium minus (ii) all payments previously received. The remainder, if any, of each such payment will be processed at the end of the Valuation Period in which the payment is received at our Home Office.

Premiums are payable in advance and a premium receipt will be furnished upon request. Except as provided above, all payments will be processed at the end of the Valuation Period in which the payment is received at our Home Office.

You may pay Premiums in an amount other than the Target Premium or the Planned Premium at any time while this certificate is in full force. At our option, we may either (i) refuse any Premium that causes this certificate to be in violation of section 7702 of the IRS Code or any successor provision (unless such Premium is necessary to continue coverage), or (ii) require evidence of insurability for any increase in the Sum Insured necessitated by our acceptance of such Premium.

   7                                                                   V0798VNY

--------------------------------------------------------------------------------
6.  GRACE PERIOD
--------------------------------------------------------------------------------

On each Processing Date, we will determine whether the total of all unpaid
Section 8 charges as of such date are greater than the Account Value minus indebtedness as of such date. If, on any such Processing Date, the Account Value minus indebtedness is less than the total of all Section 8 charges for that Processing Date, there will be a default as of the Processing Date on which such determination is made.

This certificate will be in danger of lapsing and the default will be a "Certificate Default".

The minimum amount you must pay to cure the default is "the Default Payment". The Default Payment will be equal to a payment which, after deduction of all
Section 5 charges (i.e., Premium Tax Charge, DAC Tax Charge, Premium Processing Charge, and Sales Charge) equals: (i) any and all Section 8 charges unpaid prior to the date of default plus (ii) three times the total of all Section 8 charges for the date of default.

An amount at least equal to the Default Payment must be received within a grace period of 61 days after the date of default. We will send notice to your last known address and to the last known address of any assignee of record with us at least 31 days before the end of this grace period specifying the Default Payment which you must make to cure the default. If a payment at least equal to the Default Payment is received before the end of the grace period, there will no longer be a default. Any payment received will be processed as of the date of receipt at our Home Office. When payment is received, any Section 8 charges which are past due and unpaid will be deducted from the Account Value.

If there is a Certificate Default and a payment at least equal to the Default Payment is not received by the end of the grace period, then this certificate will lapse and will no longer be in full force. Upon a lapse of this certificate the remaining Surrender Value, if any, will be paid to the Certificateholder.

If the Participant dies during the grace period, we will deduct from the proceeds the unpaid Section 8 charges due from the date of default. No Rider provisions will be in effect after this certificate ceases to be in full force.

--------------------------------------------------------------------------------
7.  ACCOUNT VALUE
--------------------------------------------------------------------------------

The Account Value on the Date of Issue equals the Net Premium received on or prior to that date (as defined in Section 5). The Account Value as of the end of any other Valuation Period is equal to the sum of (a) through (c) below:

     (a) The value of the Fixed Account at the end of the Valuation Period. The value in the Fixed Account at the end of a Valuation Period is equal to the value of the Fixed Account at the beginning of the Valuation Period plus the proportion of net premiums and loan repayments allocated to it during the period, plus any amounts transferred to it and interest credited to it during the period, minus the proportion of
          Section 8 charges, partial withdrawals, and loans deducted from it and amounts transferred from it during the period. The value of the Fixed Account will accrue interest daily at an effective annual rate of at least 4%.

     (b) The value of all Variable Accounts as of the end of the Valuation Period. The value of each Variable Account as of the end of a Valuation Period is equal to the number of shares in such Variable Account at the end of the Valuation Period multiplied by the unit value of such Variable Account at the end of the Valuation Period.

     (c) The amount of any Loan Assets (as defined in Section 9) at the end of the Valuation Period.

Number of Shares in Variable Accounts

When transactions are made which affect a Variable Account, dollar amounts are converted to number of shares. The number of shares for a transaction is determined by dividing the dollar amount of the transaction by the unit value of the Variable Account as of the end of the Valuation Period in which the transaction occurs.

The number of shares increases when:

     (a)  any portion of a Net premium is credited to that Variable Account;

     (b) transfers from the Fixed Account or other Variable Accounts are credited to that Variable Account; or

     (c)  any portion of a loan is repaid to that Variable Account.

The number of shares in a Variable Account decreases when:

     (a)  any portion of a loan is taken from that Variable Account;

     (b) any portion of the charges described in Section 8 is deducted from that Variable Account;

     (c) any portion of a partial withdrawal is made from that Variable Account; or

     (d) a transfer is made from that Variable Account to the Fixed Account or other Variable Account.

Unit Value of Variable Accounts

The unit value will vary from Valuation Date to Valuation Date to reflect the investment performance of the Variable Account. The unit value in any Variable Account is $10.00 (ten dollars) on the first Valuation Date for the Variable Account. The unit value at the end of any subsequent Valuation Period is equal to the unit value at the end of the preceding Valuation Period multiplied by the Net Investment Factor for that Variable Account for that Valuation Period.

Net Investment Factor

The Net Investment Factor is determined for each Variable Account for each Valuation Period. The Net Investment Factor equals the amount of investment income and capital gains and losses (realized and unrealized) of the Variable Account reduced by any amount charged against the Variable Account for taxes paid, divided by the total assets of the Variable Account at the beginning of the Valuation Period times 100% minus the Mortality and Expense Risk Charge percentage for the Valuation Period.

--------------------------------------------------------------------------------
8.  CHARGES
--------------------------------------------------------------------------------

On the Date of Issue and on every Processing Date, we will deduct, in order, each of the charges (a) through (e) from the Account Value, where:

     (a)  is the Administrative Charge;

     (b) is the sum of the charges for Riders which are part of this certificate, if any, provided such charges are deducted from the Account Value;

     (c)  is the sum of all charges for ratings, if applicable;

     (d)  is the Issue Charge, if any; and

     (e)  is the Cost of Insurance Charge.

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is an amount equal to the applicable Applied Monthly Rate on that date divided by 1,000, multiplied by the Net Amount at Risk on that date.

Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies. Part of the Cost of Insurance Charge is used to recover acquisition expenses arising from the issuance of this certificate. The expense recovery component is higher in early years.

Net Amount at Risk
------------------
The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

     (a) is the Account Value at the end of the immediately preceding Valuation Period less all charges due on the Date of Issue or Processing Date;

     (b) (i) is the Sum Insured divided by 1.0032737 for death benefit option A or death benefit option M; or

          (ii) is the Sum Insured divided by 1.0032737, plus the Account Value for death benefit option B; and

     (c) is the amount defined in (a) multiplied by the applicable Death Benefit Factor described in Section 4.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this certificate. They will be determined in accordance with procedures and standards on file with the Insurance Department. The Applied Monthly Rates will be based on our expectations of future mortality, persistency, investment earnings, and expenses. They will be reviewed at least once every 5 Certificate Years, but not more often than once each Certificate Year. Any change in Applied Monthly Rates will be made on a uniform basis for participants of the same sex, Issue Age, and premium class, including smoker status, and whose certificates have been in force for the same length of time.

--------------------------------------------------------------------------------
9.  LOANS AND DIVIDENDS
--------------------------------------------------------------------------------

You may borrow money from us on receipt at our Home Office of a completed form satisfactory to us assigning this certificate as the only security for the loan. We recommend you consult with a tax advisor before taking a loan.

Loans may be made if a Loan Value is available and this certificate is not in a grace period as defined in Section 6. Each loan must be for at least $1,000. We may defer loans as provided by law or as provided in Section 20.

The Loan Value while this certificate is in full force will be equal to (a) minus (b) minus (c) where: (a) is the Account Value, (b) is the sum of all monthly charges deducted from the Account Value for the certificate month in which the loan is obtained multiplied by the number of months remaining in the current Certificate Year, and (c) is (a) above minus (b) above multiplied by
 .75% in Certificate Years 1-20 and .25% thereafter. The amount of loan available will be the Loan Value less any existing indebtedness. Values will be determined, subject to the "Deferral of Determinations and Payments" provision, at the end of the Valuation Period in which the loan application is received at our Home Office.

The effective annual rate of Loan Interest for Certificate Years 1-20 is 4.75%. The effective annual rate of Loan Interest for Certificate Years 21 and after is 4.25%. The Loan Interest will accrue daily and will be payable on each Annual Processing Date and on the date the loan is settled. Accrued interest will be added to the loan daily and will bear interest from that date at the same rate. Interest may be paid in advance at the equivalent effective rate.

A loan may be repaid in full or in part at any time before the Participant's death, and while this certificate is in full force.

When excess indebtedness occurs, this certificate will terminate on the 31st day after the Notice Date occurs if such excess has not been repaid by that date. "Excess indebtedness" is the amount, if any, by which indebtedness exceeds an amount equal to the Account Value. "Notice Date" is the date on which notice of excess indebtedness is mailed to you and any assignee of record with us at the address last known to us.

When a loan is made, the amount of the loan will be transferred to Loan Assets. The amount of the loan also will be removed from the Subaccounts in proportion to your certificate investment in each Subaccount on the date such loan is made. Upon loan repayment, Loan Assets will be reduced by the amount of the repayment. The same proportionate amount of the entire loan as was borrowed from the Fixed Account will be repaid to the Fixed Account. The remainder of the loan repayment will be allocated to the appropriate Subaccounts as stipulated in the then current Subaccount Investment Option.

Loan Assets are the total of all loans advanced plus interest credited on each loan amount from the date of the loan at an effective annual rate of 4%.

Dividends

There are no dividends payable under this certificate.

--------------------------------------------------------------------------------
10.  SURRENDERS AND WITHDRAWALS
--------------------------------------------------------------------------------

We will determine the Surrender Value of this certificate if the Participant is then alive, subject to Section 20, and if this certificate is in full force. This certificate will terminate as of the Surrender Date. The Surrender Date is the end of the day in which we have received at our Home Office (i) written notice requesting full surrender of this certificate, and (ii) the surrendered certificate. We may defer payment of the Surrender Value as provided by law or as provided in Section 20.

While this certificate is in full force, the Surrender Value will be an amount equal to the Account Value less any indebtedness.

When this certificate ceases to be in full force under Section 6, we will pay the Surrender Value, if any, to you.

You may request a withdrawal of part of the Surrender Value. The amount of the withdrawal will be removed from the Subaccounts in proportion to your certificate investment in each Subaccount on the date such withdrawal is made. For each withdrawal, we reserve the right to make a charge to the Account Value of an amount not to exceed $20. Each withdrawal must be at least $1,000. No withdrawal can be made unless the resulting Sum Insured is at least equal to the Minimum Sum Insured shown on page 3. Withdrawals may be deferred as provided by law or as provided in Section 20.

All amounts withdrawn will be subtracted from your Account Value. Further, your death benefit will be affected as follows:

   With respect to determining the death benefit under Option A, the Sum Insured will be reduced by the total of all withdrawals. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

   With respect to determining the death benefit under Option B, the death benefit will only be affected to the extent that the Account Value will be reduced by all amounts withdrawn. However, withdrawals will not affect the Sum Insured. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

   With respect to determining the death benefit under Option M, the Sum Insured will be reduced by the total of all withdrawals. Your Death Benefit will continue to be determined in accordance with Section 4, subject to these provisions.

--------------------------------------------------------------------------------
11.  BASIS OF COMPUTATIONS
--------------------------------------------------------------------------------

Minimum surrender values, reserves and net single premiums referred to in this certificate, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Tables with percentage ratings, if applicable, and based on the underwriting class of the Participant on the Date of Issue. The computations are made using interest at the rate of 4% a year and using continuous functions.

The Account Value while this certificate is in full force is computed as described in Section 7. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this certificate has been delivered. The values are not less than the minimum values under the law of that jurisdiction. Any values, reserves and premiums applicable to any provision for an additional benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 11.

--------------------------------------------------------------------------------
12.  SEPARATE ACCOUNT AND FIXED ACCOUNT
--------------------------------------------------------------------------------

We will allocate Net Premiums, other credits, and charges to the Variable Accounts and the Fixed Account in accordance with Section 13. We will allocate a proportional share of the investment results of the Variable Accounts to your certificate. We will make a Valuation Period Mortality and Expense Risk Charge in accordance with the Certificate Specifications. We reserve the right to increase this charge at any time; however, it shall never exceed the maximum amount shown in the Certificate Specifications. We also reserve the right to make a charge for any applicable income taxes.

The assets of the Variable Accounts will be invested in shares of corresponding Portfolios of a Fund. The Portfolios will be valued at the end of each Valuation Period at a fair value in accordance with applicable law. We will deduct liabilities attributable to a Variable Accounts when determining the value of a Variable Account. The Variable Accounts available on the Date of Issue of this certificate are shown in the Prospectus for this certificate, along with any investment management fees associated with the corresponding Portfolios. Actual expense and mortality results shall not adversely affect the dollar amount of the variable benefits.

The assets of the Separate Account are the property of the Company. They shall be available to cover liabilities of our general account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance certificates supported by the Separate Account.

We reserve the right to make certain changes if, in our judgment, they would best serve the interests of the holders of certificates such as this or would be appropriate in carrying out the purposes of such certificates. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

Examples of the changes we may make include the following:

     (a) To operate a Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

     (b) To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

     (c) To transfer any assets in a Variable Account to another Variable Account; or to add, combine or remove Subaccounts.

     (d) To substitute, for the investment company stock held in any Portfolio, another class of stock of the investment company or the stock of another investment company or any other investment permitted by law.

     (e) To make any other necessary technical changes in this certificate in order to conform with any action this provision permits us to take.

If any of these changes results in a material change in the underlying investments of Variable Accounts to which the reserves for this certificate are allocated, we will notify you of such change. You may then make a new election under the Subaccount Investment Option and the Variable Account Transfer Provision.

--------------------------------------------------------------------------------
13.  ALLOCATION TO SUBACCOUNTS
--------------------------------------------------------------------------------

All Net Premiums credited to the Account Value prior to the 20th day after the Date of Issue will automatically be invested in the Money Market Subaccount. On the 20th day after the Date of Issue, we will reallocate the amount in the Money Market Subaccount in accordance with the Subaccount Investment Option, as chosen by you and shown in the application for this certificate. We will then allocate future Net Premiums and other credits among the Subaccounts in accordance with this Subaccount Investment Option. You may elect to change the Subaccount Investment Option at any time. A change will be effective on the day in which we receive notice satisfactory to us; however, fund transfers will not be made if this certificate is in a grace period. We reserve the right to impose a limit on the number of such changes to 12 per year. The percentage that may be allocated to any Subaccount must be a whole number and the maximum number of Subaccounts in which assets may be held will be no less than 10. We will allocate any charges under Section 8 among the applicable Subaccounts in proportion to the value of your certificate investment in each Subaccount on the date of the charge.

Variable Account Transfer Provision

You may elect to transfer assets held in the Variable Accounts to any Subaccount without charge. We reserve the right to impose a limit on the number of such transfers to 12 per year. A transfer will be effective at the end of the Valuation Period in which we receive notice satisfactory to us at our Home Office.

Fixed Account Transfer Provision

Subject to the limitations below, you may elect by notice satisfactory to us to transfer without charge part or all of the assets in a Fixed Account to any Variable Account, in the manner described below. Except as provided in Section 14, such a transfer will be permitted only once during the period beginning 60 days before each certificate anniversary and ending 30 days after such anniversary. If notice is received at our Home Office on or before the anniversary, the transfer will be effective on the anniversary date. If notice is received after the anniversary, the transfer will be effective at the end of the Valuation Period in which we receive the notice. The maximum amount of any one transfer is 25% of the Fixed Account Assets, or $500, if greater. We may defer the transfer for up to 6 months after your election would be effective.

--------------------------------------------------------------------------------
14.  INVESTMENT POLICY CHANGE
--------------------------------------------------------------------------------

The investment policy of the Portfolios shall not be materially changed unless a statement of the change is filed with any jurisdiction requiring such filing and the New York Superintendent of Insurance. In the event of such a change in investment policy, and while this certificate is in full force you may elect a transfer in accordance with Section 13 within 60 days after (i) the effective date of the material change or (ii) the receipt of a notice of the available options, whichever is later. No charge will be made for any such transfer (regardless of the number of transfers previously made). Any such transfer will be effective as of the day we receive the notice.

--------------------------------------------------------------------------------
15.  ANNUAL REPORT TO CERTIFICATEHOLDER
--------------------------------------------------------------------------------

While this certificate is in full force, we will furnish within 60 days of each certificate anniversary (and within 30 days of a certificate lapse) to the Certificateholder a statement which shows:

     (a) The Death Benefit, in accordance with the Death Benefit Option elected, and the Account Value, all as of the date of the report;

     (b)  Payments received and charges made since the last report;

     (c)  Withdrawals since the last report;

     (d)  Loan information; and

     (e)  any other information required by the New York Insurance
          Superintendent.

An illustration of future values will be provided upon request. A statement of cash surrender values will be furnished within 20 business days from the date of request.

--------------------------------------------------------------------------------
16.  REINSTATEMENT
--------------------------------------------------------------------------------

If this certificate lapses under Section 6, it may be reinstated within 3 years after the beginning of the grace period.
The date of reinstatement is the date on which we determine that all 3 requirements below have been satisfied:

     (1)  Receipt of a written application for reinstatement.

     (2)  Receipt of evidence of insurability satisfactory to us.

     (3) Receipt of a payment which, after deduction of all applicable charges listed under "Deductions from Premium Payments" in Section 1 is at least equal to the sum of (i) all unpaid charges described in Section 8, plus interest on each such charge from the date due up to and including the date of reinstatement at an annual effective rate of 6%, plus (ii) the total of all Section 8 charges for the three Processing Dates next following the date of reinstatement, where the charges for each of the next three Processing Dates are assumed to be equal to such charges on the date of default.

Requirements (2) and (3) above must be satisfied within 60 days after the date we receive the application for reinstatement.

On the date of reinstatement (i) a death benefit of this certificate will be the same as if no lapse had occurred and (ii) this certificate will have indebtedness equal to any indebtedness at the end of the day immediately preceding the date of reinstatement.

The Account Value on the date of reinstatement will be the payment received in connection with the reinstatement less the sum of all Section 8 charges that would have been made from the date of lapse to the date of reinstatement if this certificate had not lapsed and less interest on each such charge at an effective annual rate of 6% from the date such charge would have been due to the date of reinstatement.

--------------------------------------------------------------------------------
17.  CERTIFICATEHOLDER AND BENEFICIARY
--------------------------------------------------------------------------------

The Certificateholder and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Participant, you will be the Beneficiary, but if you were the Participant, your estate will be Beneficiary.

While the Participant is alive, you may change the Certificateholder and Beneficiary by written notice. You may also revoke any change of Certificateholder prior to its effective date by written notice. Change or revocation will take effect on the date the notice is signed, subject to our receipt of the notice. A change or revocation will take effect whether or not you or the Participant is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

--------------------------------------------------------------------------------
18.  INTEREST ON PROCEEDS
--------------------------------------------------------------------------------

We will pay interest on proceeds paid in one sum in the event of the Participant's death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 27, Settlement Provisions, or such greater rate as is required by law.
--------------------------------------------------------------------------------
19.  TRANSFER OF ASSETS TO FIXED ACCOUNT
--------------------------------------------------------------------------------

At any time you may elect to transfer all assets held in all Variable Accounts to the Fixed Account. No charge will be made for such transfer, regardless of the number of transfers previously made.
--------------------------------------------------------------------------------
20.  DEFERRAL OF DETERMINATIONS AND PAYMENTS
--------------------------------------------------------------------------------

Payment of variable death benefits in excess of any minimum death benefits, cash values, loans, withdrawal value (except when used to pay premiums) or Surrender Value may be deferred:(i) for up to six months from the date of request (except to pay premiums), if such payments are based on certificate values which do not depend on the investment performance of the Separate Account; or (ii) otherwise, for any period when the New York Stock Exchange is closed for trading (except for normal holiday closings) or when the Securities and Exchange Commission ("the SEC") has determined that a state of emergency exists which may make payment impractical. If payment is deferred for more than 10 business days, we will pay interest on the deferred payment. The interest rate will be the same as declared for Option 1, Settlement Provisions, for the period the payment is deferred.
--------------------------------------------------------------------------------
21.  CLAIMS OF CREDITORS
--------------------------------------------------------------------------------

The proceeds and any income payments under this certificate will be exempt from the claims of creditors to the extent permitted by law. These proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.
--------------------------------------------------------------------------------
22.  ASSIGNMENT
--------------------------------------------------------------------------------

Your interest in this certificate may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Participant and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

--------------------------------------------------------------------------------
23.  INCONTESTABILITY
--------------------------------------------------------------------------------

This certificate, except any provision for reinstatement or certificate change requiring evidence of insurability, shall be incontestable after it has been in force during the lifetime of the Participant for two years from its Date of Issue, except for certificate lapse under Section 9 or under Section 6.

A reinstatement and any certificate change requiring evidence of insurability shall be incontestable after it has been in force during the lifetime of the Participant for two years from the effective date of such reinstatement or certificate change, except for certificate lapse under Section 9 or under
Section 6.

Any premium payment which we accept under Section 5 subject to insurability shall be considered a certificate change for purposes of this Section. Any increase in the Death Benefit resulting from such payment shall be governed by the immediately preceding paragraph.
--------------------------------------------------------------------------------
24.  MISSTATEMENTS
--------------------------------------------------------------------------------

If the age or sex of the Participant has been misstated, we will adjust the Sum Insured and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under
Section 8.
--------------------------------------------------------------------------------
25.  SUICIDE EXCLUSION
--------------------------------------------------------------------------------

If the Participant commits suicide within 2 years from the Date of Issue, this certificate will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the Premiums paid less the amount of any indebtedness on the date of death and less any withdrawals under
Section 10. If the Participant commits suicide after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of Premium we are authorized to refuse under
Section 5, the benefits payable under this certificate will not include the amount of such Death Benefit increase but will include the amount of such Premium.
--------------------------------------------------------------------------------
26.  THE CONTRACT
--------------------------------------------------------------------------------

The contract is an agreement between the contract owner and the Company. This certificate is a summary of the group contract. The entire contract consists of the group contract, this certificate, the application for this certificate, any riders, and any attachments.

The written application for this certificate is attached at issue. However, additional written requests or applications for certificate changes or acceptance of excess payment under Section 5 may be submitted to us after issue and such additional requests may become part of this certificate. All statements made in any application shall be deemed representations and not warranties. We will use no statement made by or on behalf of the Participant to defend a claim under this certificate unless it is in a written application and unless a copy has been supplied to the Participant or the Beneficiary. Certificate Years, certificate months, and certificate anniversaries are measured from the Date of Issue.

Any reference in this certificate to a date means a calendar day ending at midnight local time at our Home Office.

No part of the group contract will invalidate or impair any right granted to the Certificateholder by this certificate.

Subject to the prior approval of the Superintendent, we reserve the right to make any changes necessary in order to keep this certificate in compliance with any changes in federal or state tax laws. Other changes in this certificate may be made by agreement between you and us. Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of this certificate or to make an agreement for us.

--------------------------------------------------------------------------------
27.  SETTLEMENT PROVISIONS
--------------------------------------------------------------------------------

Optional Methods of Settlement

In place of a single payment, an amount of $1,000 or more payable under this certificate as a benefit or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1--Interest income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A--Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B-- Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3-- Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4-- Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5-- Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Participant is alive; and (b) before the proceeds become payable. If you have made no effective choice, the Payee may make one by written notice within: (a) 6 months after the death of the Participant; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval. If a period certain option is elected which provides installment payments of the same amount at some ages for different periods certain, we will deem an election to have been made for the longest period certain which could have been elected for such age and amount.

The Payee under an option shall be the Participant, if living, and otherwise the Beneficiary.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the certificate has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee's estate.

Table for Settlement Options 2B, 3, 4, and 5 - MALE*
(Monthly payments for each $1,000 of proceeds applied)


         OPTION 2B                                             OPTION 3                OPTION 4       OPTION 5
 Income for a Fixed            Age of Payee at       Life Income with Guaranteed        Life           Life
         Period                Birthday Nearest                 Period                 Income          Income
---------------------------                      ----------------------------------
     Period                      Date of First                                         without       with Cash
   of Years       Payment          Payment           10 Years         20 Years         Refund         Refund
--------------------------------------------------------------------------------------------------------------------

      1               84.46                    40              3.64            3.60           3.66           3.56
      2               42.86                    41              3.69            3.64           3.71           3.60
      3               28.99                    42              3.74            3.68           3.76           3.64
      4               22.06                    43              3.79            3.73           3.81           3.68
      5               17.91                    44              3.85            3.77           3.87           3.73
      6               15.14                    45              3.90            3.82           3.93           3.77
      7               13.16                    46              3.96            3.87           3.99           3.82
      8               11.68                    47              4.02            3.92           4.05           3.87
      9               10.53                    48              4.09            3.97           4.12           3.92
      10               9.61                    49              4.15            4.03           4.19           3.98
      11               8.86                    50              4.22            4.08           4.27           4.04
      12               8.24                    51              4.29            4.14           4.34           4.10
      13               7.71                    52              4.27            4.20           4.43           4.16
      14               7.26                    53              4.45            4.26           4.51           4.23
      15               6.87                    54              4.54            4.32           4.60           4.30
      16               6.53                    55              4.62            4.39           4.70           4.37
      17               6.23                    56              4.72            4.45           4.80           4.45
      18               5.96                    57              4.82            4.51           4.91           4.53
      19               5.73                    58              4.92            4.58           5.03           4.61
      20               5.51                    59              5.03            4.64           5.15           4.70
      21               5.32                    60              5.14            4.71           5.28           4.79
      22               5.15                    61              5.26            4.78           5.42           4.89
      23               4.99                    62              5.39            4.84           5.57           4.99
      24               4.84                    63              5.52            4.90           5.74           5.10
      25               4.71                    64              5.66            4.96           5.91           5.21
      26               4.59                    65              5.81            5.02           6.10           5.33
      27               4.47                    66              5.96            5.08           6.29           5.45
      28               4.37                    67              6.11            5.13           6.50           5.58
      29               4.27                    68              6.28            5.18           6.73           5.72
      30               4.18                    69              6.44            5.23           6.97           5.86
 --------------------------                    70              6.61            5.27           7.23           6.01
  Annual, Semi-annual, or                      71              6.78            5.31           7.51           6.06
 quarterly payments under                      72              6.96            5.34           7.80           6.33
 Option 2B are 11.839,                         73              7.14            5.37           8.12           6.51
 5.963, and 2.993                              74              7.32            5.40           8.45           6.68
 respectively times the
 monthly payments.
 --------------------------
                                               75              7.49            5.42           8.82           6.87
                                               76              7.67            5.44           9.21           7.08
                                               77              7.84            5.44           9.62           7.28
                                               78              8.01            5.47          10.07           7.52
                                               79              8.17            5.48          10.55           7.74
                                               80              8.33            5.49          11.06           7.97
                                               81              8.48            5.49          11.61           8.26
                                               82              8.61            5.50          12.19           8.50
                                               83              8.74            5.50          12.81           8.76
                                               84              8.86            5.51          13.46           9.11
                                           85 & over           8.97            5.51          14.16           9.39
                           --------------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           --------------------------------------------------------------------------------------

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

Table for Settlement Options 2B, 3, 4, and 5 - FEMALE*
(Monthly payments for each $1,000 of proceeds applied)

         OPTION 2B                                             OPTION 3                OPTION 4       OPTION 5
 Income for a Fixed Period     Age of Payee at       Life Income with Guaranteed      Life Income    Life Income
                               Birthday Nearest                 Period
---------------------------                      ----------------------------------

    Period                      Date of First                                           without       with Cash
   of Years       Payment          Payment             10 Years         20 Years        Refund         Refund
------------------------------------------------------------------------------------------------------------------

      1               84.46                    40              3.42            3.40           3.42           3.37
      2               42.86                    41              3.46            3.43           3.46           3.41
      3               28.99                    42              3.50            3.47           3.50           3.44
      4               22.06                    43              3.54            3.51           3.54           3.48
      5               17.91                    44              3.58            3.55           3.59           3.52
      6               15.14                    45              3.63            3.59           3.63           3.56
      7               13.16                    46              3.67            3.63           3.68           3.60
      8               11.68                    47              3.72            3.68           3.73           3.64
      9               10.53                    48              3.77            3.72           3.79           3.69
      10               9.61                    49              3.83            3.77           3.84           3.74
      11               8.86                    50              3.89            3.82           3.90           3.79
      12               8.24                    51              3.95            3.88           3.97           3.84
      13               7.71                    52              4.01            3.93           4.03           3.89
      14               7.26                    53              4.08            3.99           4.10           3.95
      15               6.87                    54              4.15            4.04           4.18           4.01
      16               6.53                    55              4.22            4.11           4.25           4.07
      17               6.23                    56              4.30            4.17           4.34           4.14
      18               5.96                    57              4.38            4.23           4.42           4.21
      19               5.73                    58              4.47            4.30           4.52           4.28
      20               5.51                    59              4.56            4.37           4.61           4.36
      21               5.32                    60              4.65            4.44           4.72           4.44
      22               5.15                    61              4.76            4.51           4.83           4.52
      23               4.99                    62              4.86            4.58           4.95           4.61
      24               4.84                    63              4.98            4.65           5.07           4.70
      25               4.71                    64              5.10            4.72           5.21           4.80
      26               4.59                    65              5.22            4.79           5.35           4.91
      27               4.47                    66              5.36            4.86           5.51           5.02
      28               4.37                    67              5.50             493           5.67           5.13
      29               4.27                    68              5.65            5.00           5.85           5.26
      30               4.18                    69              5.80            5.06           6.04           5.38
----------------------------                   70              5.96            5.12           6.25           5.52
  Annual, Semi-annual, or                      71              6.14            5.18           6.47           5.67
 quarterly payments under                      72              6.31            5.23           6.71           5.82
   Option 2B are 11.839,                       73              6.50            5.28           6.97           5.99
     5.963, and 2.993                          74              6.69            5.32           7.26           6.15
   respectively times the
     monthly payments.
 ---------------------------                   75              6.89            5.35           7.56           6.33
                                               76              7.09            5.39           7.90           6.53
                                               77              7.29            5.41           8.26           6.72
                                               78              7.49            5.43           8.65           6.95
                                               79              7.69            5.45           9.07           7.17
                                               80              7.89            5.47           9.53           7.40
                                               81              8.08            5.48          10.03           7.67
                                               82              8.26            5.49          10.57           7.92
                                               83              8.43            5.50          11.16           8.23
                                               84              8.59            5.50          11.79           8.50
                                           85 & over           8.74            5.50          12.48           8.79
                           --------------------------------------------------------------------------------------
                             Options 3, 4 and 5 are available only at the ages as shown.
                           --------------------------------------------------------------------------------------

*Blended 1983 Individual Annuitant Mortality Table D, interest 3%.

Communications about this certificate may be sent to the Company at John Hancock Place, Boston, Massachusetts 02117.

Variable Universal Life Insurance Certificate
Flexible Premiums
Death Benefit payable at death of Participant prior to the Maturity Date Not eligible for dividends
Benefits, premiums and the Premium Class are shown in the Certificate Specifications.